Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT
WITH
MARTIN G. PARAVATO

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of December 1, 2001 by and between TDK Mediactive, Inc. (“Company”), and Martin G. Paravato (“Employee”), with reference to the following facts:

RECITALS

A.  Company is in the video game business and operates throughout the world.

B.  Company and Employee desire to assure the Company of the services of Employee and to set forth the rights and duties of the parties.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENTS

1.  Employment.

(a)  Company hereby agrees to employ Employee, and Employee hereby accepts and agrees to employment by the Company, on the terms and conditions set forth herein.

(b)  Employee shall serve in the capacity of Chief Financial Officer of the Company. Employee shall perform such services and duties with the Company as are usually associated with the position of a Chief Financial Officer. Employee shall report directly to the Chief Executive Officer of the Company and/or the President and Chief Operating Officer Employee further agrees that, except during vacation periods or in accordance with Company’s personnel policies covering executive leaves and reasonable periods of illness or other incapacitation, Employee shall devote his full time and services to the business and interests of the Company. Notwithstanding the foregoing, Employee shall also be permitted to serve on the boards of directors of other business corporations and may participate in charitable, cultural, professional, civic and business association activities. Employee shall perform the duties of his office and those assigned to him by the Company’s Chief Executive Officer with fidelity, to the best of his ability, and in the best interests of the Company.

2.  Term of Employment.

Employee’s term of employment by the Company pursuant to this Agreement shall commence as of December 18, 2001 (the “Effective Date”) and shall continue thereafter for a period of two (2) years unless otherwise terminated pursuant to the provisions of Section 6 below (the “Employment Term”).

3.  Compensation & Duties.

(a)  During the Employment Term, the Company shall pay Employee a base salary at the annual rate equal to $200,000. Said base salary shall be payable in cash in equal installments on a semi-monthly basis, or in accordance with such other salary payment schedule as the Company may adopt for its employees generally.

(b)  During the Employment Term, Employee shall be entitled to the following benefits provided by the Company: (1) medical insurance, providing coverage on terms no less beneficial than those afforded other senior executives of the Company from time to time; (2) participation in any pension, profit sharing or similar retirement plans as may be implemented by the Company on terms no less beneficial than those afforded other senior executives of the Company from time to time; (3) a $500 (five hundred dollar) car allowance; (4) a suitable office and furnishings; and (5) such other benefits as the Company may provide from time to time on terms no less beneficial than those afforded other senior executives of the Company.

(c)  Company shall add Employee to its Director and Officer insurance and indemnification policies. Additionally, Company hereby indemnifies and holds harmless Employee from any losses, damages, claims, and causes of action arising out of the actions or inactions of the Board of Directors and/or the officers of the Company for any period before December 1, 2000.

(d)  The Company shall grant to Employee options to purchase 125,000 shares of the Company’s common stock at fair market value. Upon execution of this Agreement, 35% of such options shall be vested. On December 1, 2002, an additional 35% of such options shall vest and on December 1, 2003, the remaining 30% of such options shall vest. Employee will have 10 years to exercise these options;

4.  Employee Expenses.

Subject to such policies as may be maintained in effect from time to time by the Company, Employee shall be entitled to reimbursement of amounts expended for the benefit of the Company, including professional dues and expenses, during the Employment Term, upon presentation of acceptable reports of such expenses.

5.  Confidential Information.

Employee specifically agrees that he will not at any time, whether during or subsequent to the Employment Term, in any fashion, form, or manner, unless specifically consented to in writing by Company, either directly or indirectly use or divulge, disclose or communicate to any person, firm or corporation, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of Company, except in the ordinary course of the Company’s business. All equipment, notebooks, documents, memoranda, reports, recipes, formulas, files, samples, books, correspondence, lists, other written and graphic records, and the like, affecting or relating to the business of Company, which Employee shall prepare, use, construct, observe, possess, or control shall be and remain the Company’s sole property. The foregoing confidentiality obligation shall not apply to information (i) Employee deems necessary to disclose pursuant to any governmental, judicial or regulatory investigation, proceeding or order; (ii) is in the public domain through no fault of Employee; or (iii) is obtained by Employee from a source other than the Company which is not bound by a similar confidentiality obligation.

6.  Termination with Cause.

(a)  The employment of Employee may be terminated at any time for “cause.” For the purpose of this Agreement “cause” shall mean:

(1)  Employee’s continued willful and habitual neglect of his duties following written notification of such neglect by Company’s Chief Executive Officer and the failure of Employee to cure such neglect within thirty (30) days of such notice.

(2)  Employee’s conviction of a felony or any other conduct which, by its nature, would materially injure the reputation of Company as determined by Company’s Chief Executive Officer acting in good faith and upon reasonable grounds.

(3)  Employee’s incapacity to perform the duties required of him hereunder as a result of mental or physical illness, which incapacity continues for a period of ninety (90) days.

(4)  Death of the Employee.

(b)  Termination of Employee’s employment shall not be in limitation of any other right or remedy the Company may have under this Agreement or in law or equity.

(c)  If Employee’s employment is terminated by the Company for Cause, the Company shall pay Employee his full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which Employee is entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to Employee under this Agreement.

7.  Termination without Cause; Termination with Good Reason; Change in Control.

(a)  If employee’s employment is terminated by the Company without “cause” (as defined above), before December 18, 2003, or if such employment is terminated by Employee for “Good Reason” the Company shall pay Employee the benefits set forth in Section 7(d) below. “Good Reason” shall mean any of the following: (1) a material and adverse change by the Company in the Employee’s assignments, duties or responsibilities; or (2) a reduction in Employee’s salary or a material change in Employee’s benefits.

(b)  Any purported termination of Employee’s employment by the Company or Employee must be communicated by written Notice of Termination to the other party pursuant to ¶ 10 below. Notice of Termination shall mean a notice that shall indicate the specific termination provision in this Agreement.

(c)  “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given).

(d)  If Employee’s employment by the Company is terminated by Employee for Good Reason, or by the Company other than for Cause, then Employee shall be entitled to the benefits provided below:

(i)  the Company shall pay to Employee his full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which Employee is entitled under any compensation plan of the Company at the time such payments are due;

(ii)  In lieu of any further salary payments to Employee for periods subsequent to the Date of Termination, the Company shall pay as severance pay, at the time specified below, a lump sum severance payment (together with the payments provided herein below, the “Severance Payments”) equal to 50% of Employee’s annual salary as in effect as of the Date of Termination or the remaining balance due through the end of the term of the contract, whichever is less;

(iv)  For a six (6) month period after such termination, the Company shall provide Employee with insurance benefits substantially similar to those that Employee was receiving immediately prior to the Notice of Termination.

(v)  Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Employee as a result of earnings from another employer, self-employment, or retirement benefits.

8.  Severable Provisions.

The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

9.  Successors; Binding Agreement.

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

This Agreement shall inure to the benefit of and be enforceable by Employee and Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to Employee hereunder had Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to Employee’s estate.

10.  Notices.

Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at the address of its principal place of business, and any notice to be given to Employee shall be addressed to him at his home address last shown on the records of the Company, or at such other address as either party may hereafter designate in writing to the other. All Notices shall be in writing and shall be delivered personally, sent by United States certified or registered mail, return receipt requested, first class postage prepaid, or by private messenger or courier service. Any such notice shall be deemed to have been received on the earlier of (i) two (2) business days after it is mailed or (ii) the date it is actually received.

11.  Waiver.

Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.  Title and Headings.

Titles and headings to sections in this Agreement are for the purpose of reference only and shall in no way limit, define, or otherwise affect the provisions of it.

13.  Governing Law.

The parties hereto agree that it is their intention and covenant that this Agreement and performance under it, and all suits and special proceedings that may ensue from its breach, be construed in accordance with and under the laws of the State of California, and that in any action, special proceeding, or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of California shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

14.  Entire Agreement.

This Agreement, any other written agreement executed concurrently therewith, and the documents referred to herein, shall be construed together and constitute the entire agreement between the parties pertaining to the subject matter hereof. Any prior agreements are superseded. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by any party hereto or its directors, officers, employees or agents, to any other party hereto or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the aforesaid. No amendment, change or variance from this Agreement shall be binding on either party unless executed in writing by both parties.

15.  Arbitration; Dispute Resolution

(a)  Arbitration Procedure.    Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) (except as otherwise provided in this Agreement) in Los Angeles, California. The arbitral tribunal shall consist of one arbitrator. In making any decision, the arbitrator shall apply and follow the substantive law of California. The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules. Employee and the Company agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. The Company shall pay all fees and expenses of the Arbitrator regardless of the result and shall provide all witnesses and evidence reasonably required by Employee to present Employee’s case.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”

By:	/s/ VINCENT J. BITETTI
Vincent J. Bitetti Chief Executive Officer

“EMPLOYEE”

By:	/s/ MARTIN G. PARAVATO
Martin G. Paravato